EXHIBIT 5
[McCausland Keen & Buckman Letterhead]
610-341-1070
nweisberg@mkbattorneys
September 1, 2009
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Airgas, Inc. (the “Company”), a Delaware corporation, of a Registration Statement on Form S-8 (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.
     The Registration Statement covers 2,600,000 shares (the “Shares”) of the Company’s Common Stock which may be issued by the Company under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”). We have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, the Plan and related minutes of actions taken by the Board of Directors and stockholders of the Company. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.
     Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of, and upon exercise of the options granted under, the Plan, will be validly issued, fully paid and non-assessable.

Airgas, Inc.
September 1, 2009

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely, McCausland Keen & Buckman
By:	/s/ Nancy D. Weisberg
Nancy D. Weisberg, Vice President